Exhibit 99.2

Media Contacts:

Christopher Veronda, Kodak, +1 585-724-2622, christopher.veronda@kodak.com

Krista Gleason, Kodak, +1 585-724-5952, krista.gleason@kodak.com

Kodak and Lenders Finalize Terms of Interim and Exit Financing

Agreement amends certain terms, giving Kodak additional flexibility

ROCHESTER, N.Y., Mar. 1 – Kodak today announced that it has reached an agreement with the Steering Committee of the Second Lien Noteholders to amend the terms for the previously-announced interim and exit financing package. The amendments provide Kodak with additional flexibility to successfully execute its reorganization objectives and emerge from Chapter 11 in mid-2013.

“We are establishing a clear path for our emergence as a stronger, focused Commercial Imaging company,” said Antonio M. Perez, Chairman and Chief Executive Officer. “As we move toward finalizing our Plan of Reorganization, we are pleased to have reached an agreement with our lenders that gives Kodak additional financial flexibility in how we reach our ultimate goal of a successful emergence with a sustainable business model.”

As part of the agreement, certain terms of the financing have been amended. Kodak now is committed to achieving at least $600 million in cash proceeds through the disposition of any combination of specified non-Commercial Imaging assets, which include its Document Imaging and Personalized Imaging businesses, and trademarks and related rights. Additionally, in anticipation of a Plan of Reorganization to be filed by the company in April 2013, Kodak, along with the Steering Committee of the Second Lien Noteholders and the Unsecured Creditors Committee, will jointly hire a search firm to begin identifying potential new directors for the Board of Directors who will lead the reorganized Kodak following emergence. The existing Board also expects to appoint an additional independent director following closing of the financing. This director would be available to continue to serve on the Board following Kodak’s emergence.

Kodak anticipates closing the financing in mid to late March, subject to the prior approval of the Bankruptcy Court.

Kodak and Lenders Finalize Terms of Interim and Exit Financing / Page 2

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CAUTIONARY STATEMENT PURSUANT TO SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This document includes “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning the Company’s plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, liquidity, financing needs, business trends, and other information that is not historical information. When used in this document, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “predicts,” “forecasts,” or future or conditional verbs, such as “will,” “should,” “could,” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, management’s examination of historical operating trends and data are based upon the Company’s expectations and various assumptions. Future events or results may differ from those anticipated or expressed in these forward-looking statements. Important factors that could cause actual events or results to differ materially from these forward-looking statements include, among others, the risks and uncertainties described in more detail in the Company’s most recent Annual Report on Form 10-K for the year ended December 31, 2011, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012, under the headings “Business,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations–Liquidity and Capital Resources,” and those described in filings made by the Company with the U.S. Bankruptcy Court for the Southern District of New York and in other filings the Company makes with the SEC from time to time, as well as the following: the Company’s ability to successfully emerge from Chapter 11 as a profitable sustainable company; the ability of the Company and its subsidiaries to develop, secure approval of and consummate one or more plans of reorganization with respect to the Chapter 11 cases; the corporate governance of the Company prior to and following emergence from Chapter 11; the Company’s ability to improve its operating structure, financial results and profitability; the ability of the Company to achieve cash forecasts, financial projections, and projected growth; our ability to raise sufficient proceeds from the sale of businesses and non-core assets; the businesses the Company expects to emerge from Chapter 11; the ability of the company to discontinue certain businesses or operations; the ability of the Company to continue as a going concern; the Company’s ability to comply with the Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) covenants in its Debtor-in-Possession Credit Agreement; our ability to obtain additional financing; the potential adverse effects of the Chapter 11 proceedings on the Company’s liquidity, results of operations, brand or business prospects; the outcome of our intellectual property patent litigation matters; the Company’s ability to generate or raise cash and maintain a cash balance sufficient to comply with the minimum liquidity covenants in its Debtor-in-Possession Credit Agreement and to fund continued investments, capital needs, restructuring payments and service its debt; our ability to fairly resolve legacy liabilities; the resolution of claims against the Company; our ability to retain key executives, managers and employees; our ability to maintain product reliability and quality and growth in relevant markets; our ability to effectively anticipate technology trends and develop and market new products, solutions and technologies; the Company’s ability to satisfy any of the conditions to the closing of the Junior DIP Facility; the risk that the Offer, while extended, may be terminated by the Company and not consummated; and the impact of the global economic environment on the Company. There may be other factors that may cause the Company’s actual results to differ materially from the forward-looking statements. All forward-looking statements attributable to the Company or persons acting on its behalf apply only as of the date of this document, and are expressly qualified in their entirety by the cautionary statements included in this report. The Company undertakes no obligation to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.

2013